Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 60 to the Registration Statement No. 002-64791 on Form N-1A of our report dated December 14, 2007 relating to the financial statements and financial highlights of Fidelity Beacon Street Trust, including Fidelity Advisor Tax Managed Stock Fund, appearing in the Annual Report to Shareholders on Form N-CSR of Fidelity Beacon Street Trust for the year ended October 31, 2007 and to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 26, 2007